CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated "May 5, 2006, except for Note 15, which is as of June 20, 2006" with respect to the financial statements of Sponge Limited included in Amendment No. 2 to Form 8-K filing of NeoMedia Technologies, Inc. dated December 6, 2006, incorporated by reference in the Registration Statement on Amendment No. 1 to Form S-3 and related Prospectus of NeoMedia Technologies, Inc. for the registration of 753,616,533 shares of its common stock.



/s/ Brebners
Chartered Accountants and Registered Auditors

London, United Kingdom
December 5, 2006